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                                                                    Exhibit 10.1

                               PURCHASE AGREEMENT

       Purchase Agreement ("Agreement") dated as of June 28, 2002 between Allied Research Corporation, a Delaware corporation (the "Company"), and RIVERVIEW GROUP, LLC, a Delaware limited liability company (the "Purchaser"). Undefined terms contained herein shall have the meaning ascribed to them in the Debentures.

                              W I T N E S S E T H:

       Whereas, the Company desires to sell and issue to the Purchaser, and the Purchaser wishes to purchase from the Company, 8% Convertible Debentures (the "Debentures"), in the aggregate principal amount of $7,500,000 at an aggregate purchase price of $7,500,000 (the "Purchase Price"), having the rights and privileges set forth in the Debentures in the form of Exhibit 1A attached hereto, on the terms and conditions set forth herein;

       Whereas, pursuant to the terms of the Debentures, the Debentures will be convertible into shares ("Common Shares") of common stock, par value $.10, of the Company ("Common Stock");

       Whereas, to induce the Purchaser to purchase the Debentures, the Company has agreed to issue to the Purchaser warrants (the "Warrants") exercisable for 15,000 shares of Common Stock ("Warrant Shares") in the form attached as Exhibit 1B;

       Whereas, pursuant to the terms of this Agreement, both the Company and the Purchaser may each have the right to cause the purchase by the Purchaser of additional Debentures and Warrants from the Company up to an aggregate principal amount of $3,750,000 at an aggregate purchase price equal to the aggregate principal amount so purchased; and

       Whereas, the Purchaser will have registration rights with respect to such Common Shares and the Warrant Shares pursuant to the terms of that certain Registration Rights Agreement to be entered into between the Company and the Purchaser substantially in the form of Exhibit 4.2(e) hereto ("Registration Rights Agreement");

       Now, Therefore, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
               Purchase and Sale of Debentures and Warrants, Etc.

       Section 1.1 Issuance of Debentures and Warrants.

               (a) Issuance. Upon the following terms and conditions, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company,

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$7,500,000 principal amount of Debentures and the Warrants to purchase 15,000 shares of Common Stock for the Purchase Price.

              (b) The Closing.

                  (i) The closing of the purchase and sale of the Debentures and the Warrants (the "Closing") shall take place at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C. ("Purchaser's Counsel") or at such other place as is mutually agreeable, at 10:00 am., local time on: (x) the date on which the last to be fulfilled or waived of the conditions set forth in Article 4 hereof and applicable to the Closing shall be fulfilled or waived in accordance herewith, or (y) such other time and place and/or on such other date as the Purchaser and the Company may agree. The date on which the Closing occurs is referred to herein as the "Closing Date".

                  (ii) On the Closing Date, the Company shall deliver to the Purchaser (x) one or more Debentures (with the number of and outstanding principal amount of each debenture to be as reasonably requested by the Purchaser) representing the aggregate Debentures purchased hereunder by the Purchaser at the Closing registered in the name of the Purchaser or its nominee and (y) the Warrants registered in the name of the Purchaser or its nominee in such denominations as reasonably requested by the Purchaser, and the Purchaser shall deliver the Purchase Price for the Debentures and Warrants by wire transfer in immediately available funds to an account designated in writing by the Company. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing. In addition, at the Closing, the Company shall pay (or the Purchaser shall pay for the account of the Company, with such payment being credited towards Purchaser's payment of the Purchase Price under this paragraph (b)(ii)) to the Purchaser's Counsel its legal fees and disbursements as set forth in Section 3.4. Furthermore, at the option of the Purchaser, at the Closing the Purchaser may pay for its account and for the account of the Company, the full fee due to the Transaction Agent (as defined below) in connection with the transactions contemplated with respect to the Closing, with 25% of such payment (equal to 0.5% of the Purchase Price) being credited towards Purchaser's payment of the Purchase Price under this paragraph
              (b)(ii).

                                   ARTICLE 2
                         Representations and Warranties

       Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser as of the date hereof and on the Closing Date:

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       (a) Organization and Qualification; Material Adverse Effect. The Company
is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any direct or indirect subsidiaries (defined as any entity of which the Company owns, directly or indirectly, 50% or more of the equity or voting power) other than the subsidiaries listed on Schedule 2.1(a) attached hereto. Except where specifically indicated to the contrary, all references in this Agreement to subsidiaries shall be deemed to refer to all direct and indirect subsidiaries of the Company. Except where specifically indicated to the contrary, all references in this Article 2 to the Company shall be deemed to refer to the Company and its consolidated subsidiaries. The Company and its subsidiaries are duly qualified as foreign corporations to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any adverse effect on the business, operations, properties or financial condition of the entity with respect to which such term is used and which is (either alone or together with all other adverse effects) material to such entity, and any material adverse effect on the transactions contemplated under this Agreement, the Debentures, the Warrants, the Registration Rights Agreement or any other agreement or document contemplated hereby or thereby.

       (b) Authorization; Enforcement. (i) The Company has all requisite corporate power and authority to enter into and perform this Agreement, the Debentures, the Warrants and the Registration Rights Agreement (the "Transaction Documents") and to issue the Debentures and the Warrants in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the issuance of the Common Shares and the Warrant Shares, have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors (or any committee or subcommittee thereof) or stockholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company and (iv) the Transaction Documents constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

       (c) Capitalization. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 1,000,000 shares of preferred stock; as of June 28, 2002, there were 5,253,488 shares of Common Stock and no shares of preferred stock issued and outstanding; and, except as set forth on Schedule 2.1(c), no shares of Common Stock and no shares of preferred stock were reserved for issuance to persons other than the Purchaser. All of the outstanding shares of the Company's Common Stock have been validly issued and are fully paid and nonassessable. No shares of capital stock are entitled to preemptive rights and, except as set forth on Schedule 2.1(c), there are no outstanding options and outstanding warrants for shares of Common

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Stock (excluding the Warrants). Except as set forth on Schedule 2.1(c)(i), there are no other scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights exchangeable for or convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible or exchangeable into shares, of capital stock of the Company. Attached hereto as Exhibit 2.1(c)(i) is a true and correct copy of the Company's Certificate of Incorporation (the "Charter"), as in effect on the date hereof, and attached hereto as Exhibit 2.1(c)(ii) is a true and correct copy of the Company's By-Laws, as in effect on the date hereof (the "By-Laws").

       (d) Issuance of Common Shares. The Common Shares and the Warrant Shares are duly authorized and reserved for issuance and, upon such conversion in accordance with the Debentures and/or exercise in accordance with the Warrants such Common Shares and Warrant Shares, as the case may be, will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and (subject to the registration of such shares in accordance with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act" or the "Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") entitled to be traded on the American Stock Exchange (or the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, collectively with the American Stock Exchange, the "Approved Markets"), and the holders of such Common Shares and Warrant Shares shall be entitled to all rights and preferences accorded to a holder of Common Stock. The outstanding shares of Common Stock are currently listed on the American Stock Exchange.

       (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby and the issuance of the Debentures, the Warrants, the Put Debentures, the Put Warrants, the Call Debentures and the Call Warrants (collectively, the "Securities") do not and will not (i) result in a violation of the Company's Charter or By-Laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its subsidiaries is a party (collectively, "Company Agreements"), or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except (other than in the case of clause (i) above) where such violation would not reasonably be expected to have a Material Adverse Effect. The business of the Company and its direct and indirect subsidiaries is being conducted in compliance with (i) its Charter and By-Laws, (ii) all Company Agreements and (iii) all applicable laws, ordinances or regulations of any governmental entity, except (other than in the case of clause (i) above) where such violation would not

                                        4

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reasonably be expected to have a Material Adverse Effect. Except for filings, consents and approvals required under applicable state and federal securities laws or the rules and regulations of the applicable Approved Markets and covered by the Registration Rights Agreement, the Company is not required under federal, state, local or foreign law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement, the Debentures and the Warrants or to issue and sell the Debentures, Warrants or the Common Shares and Warrants Shares issuable upon conversion or exercise thereof except for the registration provisions provided in the Registration Rights Agreement.

       (f) SEC Documents; No Non-Public Information. The Common Stock of the Company is registered pursuant to Section 12(b) of the Exchange Act and the Company and its subsidiaries have filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Exchange Act, including all such proxy information, solicitation statements and registration statements, and any amendments thereto required to have been filed (all of the foregoing including filings incorporated by reference therein being referred to herein as the "SEC Documents"). The Company has not directly or indirectly provided, and will not directly or indirectly provide, to the Purchaser any material non-public information or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Company and its subsidiaries, and no event or circumstance has occurred prior to the date hereof or will have occurred on the Closing Date which would require the Company to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading but which has not, or will have not, been so disclosed.

       (g) Financial Statements. The financial statements of the Company and its subsidiaries included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The audited

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financial statements of each of the Company and its subsidiaries for the fiscal year ending December 31, 2001 have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows for the periods then ended. The auditors who audited such financial statements were independent of the Company, as such term is defined and interpreted under Rule 2-01 of Regulation S-X.

          (h) Principal Exchange. The principal market on which the Common Stock is currently traded is the American Stock Exchange.

          (i) No Material Adverse Change. Since December 31, 2001, no Material Adverse Effect has occurred or exists, and no event or circumstance has occurred that with notice or the passage of time or both is reasonably likely to result in a Material Adverse Effect with respect to the Company or its subsidiaries.

          (j) No Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations not disclosed in the Pre-Agreement SEC Documents (as defined in Section 2.1(q) below), other than those liabilities incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since December 31, 2001, which liabilities, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its direct or indirect subsidiaries.

          (k) No Undisclosed Events or Circumstances. To the best knowledge of the Company, no material event or circumstance has occurred or exists with respect to the Company or its direct or indirect subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

          (l) No General Solicitation. Neither the Company, nor any of its affiliates, or, to its knowledge, any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Debentures, the Warrants, Common Shares or the Warrant Shares.

          (m) No Integrated Offering. Neither the Company, nor any of its affiliates, nor to its knowledge any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Debentures, the Warrants, the Common Shares or Warrant Shares under the Securities Act.

     The issuance of the Debentures, Warrants, Common Shares or Warrant Shares to the Purchaser will not be integrated with any other issuance of the Company's securities

                                        6

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(past, current or future) which requires stockholder approval under the rules of the American Stock Exchange.

          (n) Form S-3. The Company is eligible to file the Registration Statement (as defined in the Registration Rights Agreement) on Form S-3 under the Securities Act and rules promulgated thereunder, and Form S-3 is permitted to be used for the transactions contemplated hereby under the Securities Act and rules promulgated thereunder.

          (o) Intellectual Property. The Company and/or its wholly-owned subsidiaries owns or has licenses to use certain patents, copyrights and trademarks ("intellectual property") associated with its business. The Company and its subsidiaries have all intellectual property rights which are needed to conduct the business of the Company and its subsidiaries as it is now being conducted or as proposed to be conducted as disclosed in the SEC Documents. The Company and its subsidiaries have no reason to believe that the material intellectual property rights which it owns are invalid or unenforceable or that the use of such intellectual property by the Company or its subsidiaries infringes upon or conflicts with any right of any third party, and neither the Company nor any of its subsidiaries has received notice of any such infringement or conflict, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have no knowledge of any infringement of its intellectual property by any third party.

          (p) Poison Pill Provisions. The Company has a stockholder rights plan effected pursuant to a Rights Agreement dated as of June 6, 2001. None of the acquisition of Debentures, Warrants, Common Shares or Warrant Shares nor the deemed beneficial ownership of shares of Common Stock prior to, or the acquisition of such shares pursuant to, the conversion of Debentures or the exercise of the Warrants will in any event under any circumstance trigger the poison pill provisions of such stockholder rights plan or any other or subsequently adopted plan or agreement, or delay, prevent or interfere with the performance of any of the Company's obligations under the Transaction Documents.

          (q) No Litigation. Except as set forth in the reports or documents filed at least 5 Trading Days prior to the Closing Date by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (the "Pre-Agreement SEC Documents"), no litigation or claim (including those for unpaid taxes) against the Company or any of its subsidiaries is pending or, to the Company's knowledge, threatened, and no other event has occurred, which if determined adversely could reasonably be expected to have a Material Adverse Effect on the Company or could reasonably be expected to materially and adversely affect the transactions contemplated hereby. There is no legal proceeding described in the Pre-Agreement SEC Documents that could reasonably be expected to have a Material Adverse Effect on the Company.

          (r) Brokers. The Company has taken no action which would give rise to any claim by any person, other than Wharton Capital Markets LLC (the "Transaction Agent") and Source Capital Ltd. (the "Financial Advisor"), for brokerage commissions,

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finder's fees or similar payments by the Company or the Purchaser relating to this Agreement or the transactions contemplated hereby. The Company shall be responsible for any payments to the Financial Advisor, and the Company shall be responsible for 25% and the Purchaser shall be responsible for 75% of the fees payable to the Transaction Agent that have been mutually agreed upon by the Company, the Purchaser and the Transaction Agent.

          (s) Other Purchasers. Other than the Securities and except as set forth on Schedule 2.1(s)(i), there are no outstanding securities issued by the Company that are entitled to registration rights under the Securities Act. Other than the Securities and except as set forth on Schedule 2.1(s)(ii), there are no outstanding securities issued by the Company that are directly or indirectly convertible into, exercisable into, or exchangeable for, shares of Common Stock, or that have anti-dilution or similar rights that would be affected by the issuance of the Debentures, the Common Shares, the Warrants or the Warrant Shares.

          (t) Certain Transactions. Except as disclosed in the Pre-Agreement SEC Documents, none of the officers, directors, or key employees of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          (u) Permits; Compliance. The Company and each of its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), except where failure to possess such Company Permits would not have a Material Adverse Effect on the Company and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits except for such Company Permits the failure of which to possess, or the cancellation or suspension of which, would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the best of its knowledge, neither the Company nor any of its subsidiaries is in material conflict with, or in material default or material violation of, any of the Company Permits. Since December 31, 2001, neither the Company nor any of its subsidiaries has received any notification with respect to possible material conflicts, material defaults or material violations of applicable laws.

          (v) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its direct and indirect subsidiaries are engaged. Neither the Company nor any such subsidiary has any reason to believe that it will not be

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able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

          (w) Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company's management, to provide reasonable assurance that
(i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (x) Environmental Matters. Except as otherwise disclosed in the Pre-Agreement SEC Documents, the Company and each of its subsidiaries is in compliance in all respects with all applicable foreign, local, state and federal environmental laws except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company and no event or condition has occurred that may interfere with the compliance by the Company or any of its subsidiaries with any environmental law or that may give rise to any liability under any environmental law that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (y)  Solvency.

                (i) Based on the financial condition of the Company as of the Closing Date, the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature.

                (ii) Based on the financial condition of the Company as of the Closing Date, the Company's assets do not constitute unreasonably small capital to carry out its business for the year 2002 as now conducted and as proposed to be conducted including the Company's year 2002 capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof.

                (iii) The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Based on the financial condition of the Company as of the Closing Date, the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all

                                        9

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          anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

               (iv) Neither the Company nor any of its subsidiaries is subject to any bankruptcy, insolvency or similar proceeding.

          (z) Taxes. All foreign, federal, state, city and other tax returns, reports and declarations required to be filed or extended by or on behalf of the Company and each of its subsidiaries have been filed or extended and all such filed returns are complete and accurate and disclose all taxes (whether based upon income, operations, purchases, sales, payroll, licenses, compensation, business, capital, properties or assets or otherwise) required to be paid in the periods covered thereby. All taxes required to be withheld by or on behalf of the Company or any such subsidiary in connection with amounts paid or owing to any employees, independent contractor, creditor or other party have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purposes.

          (aa) Title to Properties; Encumbrances. Schedule 2.1(aa) contains a complete and accurate list of all material real property, leaseholds, or other interests therein owned by the Company and its subsidiaries. Each of the Company and its subsidiaries owns (with good and marketable title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible ("Company Property")) that it purports to own. Other than the leased property, all material Company Property is free and clear of all encumbrances and are not, in the case of real property (which, for this purpose, shall not include the Company's interest as tenant in leaseholds), subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature, except, with respect to all such properties and assets, (a) mortgages, liens or security interests shown on
Schedule 2.1(aa) as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of its subsidiaries, and (ii) zoning laws and other land use restrictions (including, but not limited to, easements of records) that do not impair the present or anticipated use of the property subject thereto. All buildings, plans, and structures owned by the Company or any of its subsidiaries lie wholly within the boundaries of the real property owned by the Company or such subsidiaries, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

          (bb) No Reliance on Purchaser. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants and the transactions contemplated hereby and thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the Registration Rights Agreement and the performance

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under the Debentures and the Warrants and the transactions contemplated hereby and thereby. The Company further represents to the Purchaser that the Company's decision to enter into this Agreement and the Registration Rights Agreement and the performance under the Debentures and the Warrants has been based solely on the independent evaluation by the Company and its representatives.

          (cc) Foreign Corrupt Practices Act. Neither the Company, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of acting for, or on behalf of, the Company, directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government or party official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar treaties of the United States; or directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

          (dd) MFN and Variable Rate Transactions. Except as set forth on
Schedule 2.1(dd), the Company has not entered into any MFN Transaction or Variable Rate Transaction (other than transactions entered into with the Purchaser), pursuant to which: (1) securities or potential obligations to issue securities are still outstanding or (2) the issuance conversion, or exercise, as the case may be, of the Debentures or the Warrants trigger, or may in the future trigger, an adjustment.

          The term "MFN Transaction" shall mean a transaction in which the Company issues or sells any securities in a capital raising transaction or series of related transactions (the "MFN Offering") which grants to a Purchaser (the "MFN Purchaser") the right to receive additional shares (including without limitation as a result of a lower conversion, exchange or exercise price but excluding customary antidilution protections) based upon subsequent transactions of the Company on terms more favorable than those granted to such MFN Purchaser in such MFN Offering. As used herein, term "Variable Rate Transaction" shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (ii) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale under the Securities Act.

     Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby makes the following representations and warranties to the Company as of the date hereof and on the Closing Date:

          (a) Organization and Qualification. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

          (b) Authorization; Enforcement. (i) The Purchaser has the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement to purchase the Debentures and to acquire the Warrants being sold to it hereunder and to acquire the Common Shares and the Warrant Shares, (ii) the execution and delivery of this Agreement and the Registration Rights Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action, and (iii) this Agreement and the Registration Rights Agreement constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

          (c) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the performance under the Debentures and Warrants and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the Purchaser's organizational documents, (ii) conflict with any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a material violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser. The Purchaser is not required to obtain any consent or authorization of any governmental agency in order for it to perform its obligations under this Agreement and the Registration Rights Agreement.

          (d)  Purchase Representations.

               (i) Access to Other Information. The Purchaser acknowledges that the Company has made available to the Purchaser the opportunity to examine such additional documents from the Company and to ask questions of, and receive full answers from, the Company concerning, among other things, the Company, its financial condition, its management, its prior activities and any other information which the Purchaser considers relevant or appropriate in connection with entering into this Agreement.

               (ii) Risks of Purchase. The Purchaser acknowledges that the Securities and the Common Shares and Warrant Shares issuable upon conversion and/or exercise of the Securities have not been registered under the Securities Act. The Purchaser is familiar with the provisions of Rule 144 and understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or some other exemption from the registration requirements of the Securities Act will be required in order to dispose of the Securities and the Common Shares and Warrant Shares issuable upon conversion and/or exercise of the rights granted in the Securities, and that the Purchaser may be required to hold the Securities and the Common Shares and Warrant Shares issuable upon conversion and/or exercise of the Securities received under this Agreement for a significant period of time prior to reselling them, subject to the Company successfully registering the Common Shares and Warrant Shares pursuant to the Registration Rights Agreement. The Purchaser is capable of assessing the risks of an investment in the Securities and is fully aware of the economic risks thereof.

               (iii) Purchase Representation. The Purchaser is purchasing the Debentures and Warrants and may purchase the Common Shares and Warrants Shares in each case, for its own account and not with a view to distribution in violation of any securities laws. The Purchaser has no present intention to sell the Debentures, Warrants, Common Shares or Warrant Shares in violation of federal or state securities laws and the Purchaser has no present arrangement (whether or not legally binding) to sell the Debentures, Warrants, Common Shares or Warrant Shares to or through any person or entity; provided, however, that by making the representations herein, the Purchaser does not agree to hold the Debentures, Warrants, Common Shares or Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Debentures, Warrants, Common Shares or Warrant Shares at any time in accordance with federal and state securities laws applicable to such disposition.

               (iv) Restricted Securities. It acknowledges and understands that the terms of issuance have not been reviewed by the SEC or by any state securities authorities and that the Securities have been issued in reliance on the certain exemptions for non-public offerings under the Securities Act, which exemptions depend upon, among other things, the representations made and information furnished by the Purchaser.

               (v) Ability to Bear Economic Risk. It is an "accredited" Purchaser as defined in Rule 501 of Regulation D, as amended, under the Securities Act, and that it (i) is able to bear the economic risk of its investment in the Debentures, (ii) is able to hold the Debentures for an indefinite period of time, (iii) can afford a complete loss of its investment in the Debentures and (iv) has adequate means of providing for its current needs.

               (vi) No Public Solicitation. At no time was the Purchaser presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the issuance.

               (vii) Reliance by the Company. The Purchaser understands that the Debentures and Warrants are being or will be, as the case may be, offered and sold and that the Common Shares or Warrant Shares, as the case may be, will be issued, in reliance on a transactional exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Debentures and Warrants.

          (e) Brokers. Other than as set forth in Section 2.1(r) above, the Purchaser has taken no written action which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby. The Purchaser shall be responsible for 75% of the fees payable to the Transaction Agent that have been mutually agreed upon by the Company, the Purchaser and the Transaction Agent.

          (f)  Short Position; Hedging Activity.

               (i) The Purchaser does not have an uncovered "short position" with respect to the Common Stock and during the period commencing five
          (5) Trading Days prior to the Closing Date and ending on the Closing Date it has not engaged in and will not engage in: (i) any short sale (as defined by Rule 3b-3 under the Exchange Act, "short sale") of the Common Stock; or (ii) any transaction economically equivalent thereto.

               (ii) On any Trading Day occurring during a Restricted Period (as defined below), the Purchaser will not engage in any short sale.

          For purposes of this Section 2.2(f), the term "Restricted Period" means each period commencing thirty (30) calendar days prior to each Maturity Date of the Debentures (as defined in the Debentures) and ending on (and including) the Trading Day immediately preceding the related Maturity Date. Notwithstanding the foregoing, the Restricted Period as to any Maturity Date shall apply only if there are Debentures outstanding and the Company is in compliance with all of its agreements or covenants under the Transaction Documents.

               (iii) Notwithstanding anything herein to the contrary, the representations and agreement in Sections 2.2(f)(i) and (ii) above are not intended to cover the activities of other persons and entities that are under common control with Purchaser. Such persons and entities are not controlled by the Purchaser. Purchaser represents that, with respect to the securities of the Company, it does not trade in concert with such other persons and entities.

               (iv) Further notwithstanding anything herein to the contrary, nothing in this Section 2.2(f) shall be construed to prevent the Purchaser from selling any shares of Common Stock at any time, to the extent that the number of shares so sold do not exceed, in the aggregate, the number of shares actually received by the Purchaser (or shares for which (x) Conversion Notices (as defined in the Debentures) have been properly submitted to the Company in accordance with Section 5 of the Debentures by the Purchaser or (y) the Purchaser is owed a Share Interest or Share Principal but has not yet received) in connection with (i) conversions of the Debentures; (ii) shares of Common Stock received as Share Interest (as defined in the Debentures); and (iii) shares of Common Stock received as Share Principal (as defined in the Debentures).

                                    ARTICLE 3
                                    Covenants

     Section 3.1 Registration and Listing; Effective Registration. Until the earlier of (i) such time as no Securities are outstanding and (ii) the third anniversary of the latest of (x) the Closing Date, (y) the Call Closing Date (if any), and (z) the Put Closing Date (if any), the Company will cause the Common Stock issuable upon the exercise or conversion of the Securities to continue at all times to be registered under Section 12(b) or Section 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such reporting and filing obligations. Until such time as no Securities are outstanding, the Company shall continue the listing or trading of the Common Stock on the American Stock Exchange or one of the other Approved Markets and comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Approved Market on which the Common Stock is listed. The Company shall cause the Common Stock to be listed on the American Stock Exchange no later than the registration of the Common Stock under the Securities Act, and at all times shall continue such listing(s) on one of the Approved Markets. As used herein and in the Registration Rights Agreement, the Debenture and the Warrants, the term "Effective Registration" shall mean:
(i) the Company is in compliance with the Transaction Documents; (ii) the resale of Registrable Securities (as defined in the Registration Rights Agreement) is covered by an effective registration statement (the "Registration Statement") and such Registration Statement is not subject to any suspension or stop orders;
(iii) the resale of such securities may be effected pursuant to a current and deliverable prospectus that is not subject to any blackout or similar circumstance; (iv) the securities are listed on an Approved Market and are not subject to any trading suspension; (v) no Interfering Event (as described in the Registration Rights Agreement) then exists; (vi) none of the Company or any direct or indirect subsidiary of the Company is subject to any bankruptcy, insolvency or similar proceeding; and (vii) the Purchaser is not identified as an "underwriter" in the Registration Statement.

     Section 3.2  Debentures on Conversion and Warrants on Exercise.

          (a) Upon any conversion by the Purchaser (or then holder of Debentures) of the Debentures pursuant to the terms thereof, the Company shall issue and deliver to the Purchaser (or holder) within three (3) Trading Days of the Conversion Date, a new Debenture for the principal amount of Debentures which the Purchaser (or holder) has not yet elected to convert but which is evidenced in part by the Debenture(s) submitted to the Company in connection with such conversion (with the number of and denomination of such new Debenture(s) designated by the Purchaser or holder).

          (b) Upon any partial exercise by the Purchaser (or then holder of the Warrants) of the Warrants, the Company shall issue and deliver to the Purchaser (or holder) within three (3) days of the date on which such Warrants are exercised, a new Warrant or Warrants representing the number of adjusted Warrant Shares and/or Common Shares, as the case may be, in accordance with the terms of such Warrants.

     Section 3.3  Replacement Debentures and Warrants.

          (a) The Debentures held by the Purchaser (or then holder) may be exchanged by the Purchaser (or such holder) at any time and from time to time for Debentures with different denominations of at least $500,000 representing an equal aggregate number of Debentures or to reflect the actual Conversion Price pursuant to Section 5(c) of the Debentures, as requested by the Purchaser (or such holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

          (b) The Warrants will be exchangeable at the option of the Purchaser (or then holder of the Warrants) at the office of the Company for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of Warrant Shares and/or Common Shares, as the case may be, as are purchasable under such Warrants. No service charge will be made for such transfer or exchange.

     Section 3.4 Expenses. The Company shall pay to the Purchaser's Counsel in immediately available funds, at the Closing the sum of $15,000 for the payment of expenses (including legal fees) incurred by the Purchaser in connection with the transactions contemplated by this Agreement. In lieu thereof, the Purchaser may allocate $15,000 of its payment of the Purchase Price to the payment of such counsel, and such payment to Purchaser's Counsel shall be credited towards the payment of the Purchase Price.

     Section 3.5 Securities Compliance. The Company shall notify the SEC, in accordance with their requirements, of the transactions contemplated by this Agreement, the Debentures, the Registration Rights Agreement and the Warrants, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Debentures hereunder, the Common Shares issuable upon conversion thereof, the Warrants and the Warrant Shares issuable upon exercise of the Warrants.

     Section 3.6 Dividends or Distributions; Purchases of Equity Securities. Prior to the time that all Registrable Securities are covered by an effective Registration Statement in accordance with the terms of the Registration Rights Agreement, the Company agrees that it shall not (a) declare or pay any dividends or make any distributions to any holder or holders of Common Stock (other than dividends payable in Common Stock) in their capacity as shareholders, or (b) purchase or otherwise acquire for value, directly or indirectly, any shares of Common Stock or other equity security of the Company; provided that the Company may purchase or acquire shares of Common Stock that are hereafter issued to employees pursuant to employment, stock repurchase or other similar agreements.

     Section 3.7 Notices. The Company agrees to provide all holders of Debentures and Warrants with copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to the holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such Common Stock holders.

     Section 3.8 Use of Proceeds. The Company agrees that the proceeds received by the Company from the sale of the Debentures and Warrants hereunder shall be used for working capital purposes, including acquisitions.

     Section 3.9 Additional Equity Financing. From the date hereof until the one year anniversary of the Closing Date, if the Company or any subsidiary of the Company desires to enter into any private placement equity financing transaction (including, without limitation, a financing transaction involving debt which is convertible into or exchangeable for equity but excluding a debt financing transaction where the only equity component is a limited amount of options or warrants for less than 5% (in the aggregate, on a cumulative basis) of the number of outstanding shares of Common Stock on the Closing Date), the Purchaser shall have a right of first refusal with respect to each such transaction and shall have the right to match the terms of any bona fide offer with respect thereto received from a third party; provided, in the case of an offer consisting in whole or in part of consideration other than cash, the Purchaser shall have the right to offer the cash equivalent of such offer. To effect the foregoing, the Company shall provide written notice to the Purchaser of the existence of such proposed transaction, but not the material terms thereof (including, without limitation, the identity of the financing provider and the amount and nature of such financing), promptly following its receipt of such offer. The Purchaser shall have two (2) Trading Days after its receipt of such notice to notify the Company in writing whether or not it wishes to receive information describing the material terms of such proposed transaction. If the Purchaser elects not to receive such information, the Company shall not provide any such information to the Purchaser and the Purchaser shall have no right of first refusal with respect to such proposed transaction. If the Purchaser elects to receive such information, the Company shall promptly provide such information to the Purchaser and the Purchaser may then exercise its right to match by issuing a written counter-notice of its intention to do so within three (3) Trading Days of its receipt of such information from the Company, and the consummation of such counteroffer shall occur by the later of (i) the time provided by the original bona fide third party offer or (ii) 30 days from the receipt of the Purchaser's counteroffer. Any material changes or modifications to the terms of the proposed transaction shall be reflected to the Purchaser pursuant to the procedures of this Section 3.9. The foregoing right of first refusal shall not apply to issuances of the Company's equity in connection with a strategic partnership of the Company with any person in the same, related or complementary business as the Company or any vendor or customer of the Company entered into, in each such case, with the intent to further the business of the Company and not for the primary purpose of providing financing. If the Purchaser elects to receive information regarding the terms of the proposed transaction but elects not to exercise its right of first refusal with respect thereto, the Purchaser agrees that it will keep such information confidential and not buy or sell any shares of Common Stock from the time it receives such information until the earlier of
(i) the time the Company closes or abandons such proposed transaction or is no longer actively pursuing it and (ii) the expiration of thirty (30) days from the date the Purchaser receives such information (such expiration date applying to both such agreements by the Purchaser). The Company agrees and covenants that it shall publicly disclose the material terms of each proposed transaction immediately following the closing thereof and shall promptly notify the Purchaser if such proposed transaction is no longer being actively pursued, has been materially modified, or has been abandoned. Notwithstanding the above, the Purchaser may exercise its right of first refusal specified herein only to the extent that its and its Aggregation Parties' beneficial ownership of Common Stock will not exceed the Restricted Ownership Percentage (as such terms are defined in the Debentures).

     Section 3.10 Reservation of Stock Issuable Upon Conversion and Upon Exercise of the Warrants. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures and the exercise of the Warrants, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Debentures and the full exercise of the Warrants and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Debentures and the full exercise of the Warrants, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite shareholder approval. Without in any way limiting the foregoing, the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures and the exercise of the Warrants such number of authorized but unissued shares of Common Stock that is at least equal to 200% of the aggregate shares issuable upon conversion of Debentures, and 100% of the aggregate shares issuable on exercise of the Warrants, which number shall be appropriately adjusted for any stock split, reverse split, stock dividend or reclassification of the Common Stock. If the Company falls below the reserves specified in the immediately preceding sentence and does not cure such non-compliance within 30 days of its start, then the Purchaser will be entitled to the compensatory payments specified in Section 2(b)(i)(A) of the Registration Rights Agreement. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all the then outstanding Debentures or the full exercise of the Warrants, the Purchaser shall be entitled to, inter alia, the premium price redemption rights provided in the Registration Rights Agreement.

     Section 3.11 Best Efforts. The parties shall use their best efforts to satisfy timely each of the conditions described in Article 4 of this Agreement.

     Section 3.12 Limitations on Liens and Transfers

          (a) So long as any Debentures remain outstanding, the Company agrees that neither the Company nor any of its subsidiaries shall create, incur or permit to exist any, indebtedness, or any security interest, lien or other encumbrance on or with respect to any of the assets of the Company or its subsidiaries, other than institutional or other funded indebtedness and liens
(1) in connection with the purchase money financings referred to above; (2) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of the Company's business to the extent: (A) such liens secure indebtedness which is not overdue or (B) such liens secure indebtedness relating to claims or liabilities which are fully insured and being contested in good faith by appropriate proceedings diligently pursued and available to the Company, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (3) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of the Company as presently conducted thereon or materially impair the value of the real property which may be subject thereto;
(4) liens arising by operation of law securing tax obligations, worker's compensations, and lease obligations; (5) indebtedness and liens existing on the date hereof and listed on Schedule 3.12(a) hereto; (6) an aggregate principal amount of not more than $10 million of senior subordinated indebtedness (which may or may not be secured) as to which the Debentures shall be expressly subordinated; provided that no portion of the principal of such indebtedness shall mature prior to the date on which the entire outstanding principal amount of Debentures, including any Put Debentures and Call Debentures which have been issued pursuant hereto, has matured; (7) purchase money security interests (within the meaning of Section 9-103 of the New York State Uniform Commercial
Code) granted in the ordinary course of business, consistent with past practice; and (8) the existing Mecar bank pool/syndicate agreement dated March 18, 2002.

          (b) In addition to the immediately preceding paragraph, the Company shall be permitted to incur an aggregate principal amount of senior secured indebtedness not to exceed $40 million; provided, that at no time may the product of (x) 2.5 and (y) aggregate principal and interest payments due on such indebtedness in any 12-month period, exceed an amount equal to the Company's 12-month trailing EBITDA (as defined below). For the purpose of this Section 3.12(b), the Company's "EBITDA" shall mean, for any period, the total of the Company's and each of its subsidiary's net income or net loss (calculated on a pro forma basis to account for any business acquisitions or dispositions completed by the Company during such period) plus the sum of their aggregate (A) interest expense net of interest income, (B) income tax expense, (C) depreciation expense, (D) amortization expense and (E) non-cash extraordinary or unusual losses less extraordinary or unusual gains, in each case determined in accordance with U.S. generally accepted accounting principles consistently applied.

          (c) The Purchaser agrees that, in connection with the senior secured or senior subordinated indebtedness incurred by the Company in compliance with the limitations set forth in Section 3.12(a)(6) and Section 3.12(b) above, at the request of the Company, the Purchaser shall enter into reasonable and appropriate intercreditor agreement(s) with the applicable lender(s).

          (d) In the event that at any time during which any Debentures remain outstanding, the Company enters into a binding bona fide agreement with a third party pursuant to which the Company will incur senior secured indebtedness in excess of the limitations set forth in Section 3.12(b) above (a "Consent Transaction"), the Company shall promptly publicly announce the terms of such Consent Transaction, with a copy of any such announcement being sent by the Company to the Purchaser at the same time as it is made public (the date of such public announcement being the "Release Date"). The Purchaser shall thereafter have the option to waive the limitations set forth in Section 3.12(b) with respect to such Consent Transaction by delivering a written notice to the Company of such election no later than three (3) Trading Days following such public announcement. If the Purchaser elects not to so waive such limitations with respect to the Consent Transaction, the Company shall be required to redeem in cash all of the then-outstanding Debentures at the same time as or immediately following the closing of the Consent Transaction for a purchase price equal to the Redemption Price (as defined below) in effect at the time of such closing. For purposes of this Section 3.12(d), the term "Redemption Price" shall mean 110% of the Debenture Amount (as defined in the Registration Rights Agreement) of the Debentures being purchased

     Section 3.13 Form D; Blue Sky Laws. The Company agrees to file a Form D with respect to the Debentures, Warrants, Common Shares and Warrant Shares, as required under Regulation D and to provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall have reasonably determined is necessary to qualify the Debentures, Warrants, Common Shares and Warrant Shares for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date.

     Section 3.14 20% Cap. The Purchasers shall, in the aggregate, be entitled to convert Debentures into a total of 1,050,172 Common Shares (19.99% of the Common Stock issued and outstanding on the date hereof, which number shall be subject to readjustment for any stock split, stock dividend or reclassification of the Common Stock) (the "20% Cap"). Once the Purchaser has received its total allowable number Common Shares upon conversion of its Debentures, it may request that the Company redeem its remaining Debentures at a price equal to the Premium Redemption Price (as defined in the Registration Rights Agreement) plus accrued but unpaid interest and delay payments in effect at that time. The restrictions and redemption obligations set forth in this Section 3.14 (including, without limitation, the Purchaser's right to redeem Debentures at the Premium Redemption Price) shall cease to apply if (a) the Company obtains written shareholder approval to issue Common Shares in excess of the 20% Cap pursuant to the American Stock Exchange Listing Standards Section 713 or (b) the Company provides the Purchaser with irrevocable written notice, based upon the advice of its counsel, that any such issuance of Common Shares upon conversion of the Debentures is not subject to the 20% Cap pursuant to the American Stock Exchange Listing Standards Section 713. In the event that the number of Common Shares issued or issuable upon conversion of the Debentures exceeds 75% of the 20% Cap, the Company will use its best efforts promptly to obtain either the shareholder approval or the irrevocable notice described in the preceding sentence and to provide the Purchaser with a copy of same without limiting the foregoing, the Company shall solicit the aforementioned shareholder approval at the next shareholders meeting (for whatever purpose it may be called) which, in any event, shall not be later than within 75 days of such event, in which the Company will solicit the aforementioned shareholder approval, will solicit proxies in favor of issuing Common Shares in excess of the 20% Cap and will use its best efforts to have all affiliates of the Company which own or control shares of Common Stock to vote their shares in favor of such resolution.

     Section 3.15 Transactions With Affiliates. The Company agrees that any transaction or arrangement between it or any of its affiliates (other than the subsidiaries of the Company listed on Schedule 2.1(a) attached hereto) or employees of the Company shall be effected on an arms' length basis in accordance with customary commercial practice and, except with respect to grants of options and stock to service providers, including employees, shall be approved by a majority of the Company's outside directors.

     Section 3.16 Press Release. Immediately following the Closing, the Company shall issue a press release in the form set forth in Schedule 3.16 hereto. The Purchaser shall have the opportunity to review such press release prior to its issuance. No press release shall name the Purchaser except as shall be required by law. If the Company fails to issue a press release within 1 business day of the Closing, the Purchaser may issue a press release covering the Closing and complying with any legal requirement applicable to the Purchaser.

     Section 3.17 Form 8-K. Within 5 calendar days of the Closing, the Company shall file a Form 8-K with the SEC which discloses the transactions contemplated hereby and by the Registration Rights Agreement, Warrants and Debentures. The Purchaser shall have the opportunity to review such Form 8-K prior to its filing.

     Section 3.18 Additional Registration Statements. The Company shall not file any registration statements under the Securities Act prior to the date which is three (3) months following the date on which each Registration Statement prepared in accordance with the terms of the Registration Rights Agreement covering the resale by the Purchaser of Common Shares and Warrant Shares is first declared effective by the SEC (the "Effective Date") without first obtaining the written consent of the Purchaser.

                                   ARTICLE 4
                             Conditions to Closings

     Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Debentures and Warrants. The obligation hereunder of the Company to issue and/or sell the Debentures and Warrants to the Purchaser at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

          (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser will be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which will be true and correct as of such date).

          (b) Performance by the Purchaser. The Purchaser shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Purchaser at or prior to the Closing.

          (c) No Injunction. No statute, rule, regulation, executive, judicial or administrative order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Debentures or the Warrants.

          (d) Purchase Price. The Company shall have received the Purchase Price from the Purchaser.

     Section 4.2 Conditions Precedent to the Obligation of the Purchaser to Purchase the Debentures and Warrants. The obligation hereunder of the Purchaser to acquire and pay for the Debentures and Warrants at the Closing (unless otherwise specified) is subject to the satisfaction, at or before the Closing, of each of the applicable conditions set forth below. These conditions are for the Purchaser's benefit and may be waived by the Purchaser at any time in its sole discretion.

          (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties as of an earlier date, which shall be true and correct as of such date).

          (b) Performance by the Company. The Company shall have performed all agreements and satisfied all conditions required to be performed or satisfied by the Company at or prior to the Closing.

          (c) No Injunction. No statute, rule, regulation, executive, judicial or administrative order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement or the Debentures or the Warrants.

          (d) Opinion of Counsel. At the Closing, the Purchaser shall have received an opinion of the independent counsel of the Company, in the form attached hereto as Exhibit 4.2(d) and such other opinions, certificates and documents as the Purchaser or its counsel shall reasonably require incident to the Closing.

          (e) Registration Rights Agreement. The Company and the Purchaser shall have executed and delivered the Registration Rights Agreement in the form and substance of Exhibit 4.2(e) attached hereto.

          (f) Adverse Changes. No event which had or is likely to have, in the reasonable judgment of the Purchasers, a Material Adverse Effect on the Company or any of its direct or indirect subsidiaries shall have occurred.

          (g) Officer's Certificate. The Company shall have delivered to the Purchaser a certificate in form and substance of Exhibit 4.2(g) attached hereto, executed by an officer of the Company, certifying as to satisfaction of closing conditions, incumbency of signing officers, and the true, correct and complete nature of the Charter, By-Laws, good standing and authorizing resolutions of the Company.

          (h) Debentures and Warrants. The Purchaser shall have received certificates representing the Debentures and Warrants in the form and substance of Exhibit 1A and Exhibit 1B hereto.

     Section 4.3 Company Put Rights.

          (a) Subject to Section 4.5 below, if at any time or times up to and including to the six month anniversary of the first date on which there is Effective Registration (the "Put/Call Period"), the daily VWAP (as defined in the Debentures) exceeds 130% of the Conversion Price in effect on the Closing Date (as defined in the Debentures and as adjusted for stock splits, stock dividends and similar events, but not adjusted for any reduction in the Conversion Price due to the Company's issuance or sale of any Common Stock or securities which are convertible into or exchangeable for Common Stock, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of Common Stock at a Per Share Selling Price less than the Conversion Price on the Adjustment Date) (the "Adjusted Closing Conversion Price") for at least 20 consecutive Trading Days (including, without limitation, the 20 Consecutive Trading Days immediately preceding the date on which the Put Notice is received by the Purchaser) then the Company shall have the option (the "Put") to sell to the Purchaser an additional tranche consisting of at least $1,000,000 but no more than $3,750,000 aggregate principal amount of Debentures (the "Put Debentures") containing the same terms as the Debentures, for an aggregate Purchase Price equal to the principal amount of Put Debentures being purchased, provided that (1) the initial Conversion Price for such Put Debentures shall be equal to $25.00 (as adjusted appropriately for any stock splits, reverse stock splits, stock dividends, recapitalizations and other events that result in an adjustment in the Conversion Price of the Debentures (the "Put/Call Conversion Price")), (2) the ten monthly installments of principal payments under such Put Debenture shall commence on the first anniversary of the Put Closing Date (as defined below), and (3) the initial payment of interest thereon shall be due on the first Interest Payment Date following the issuance of the Debenture. Notwithstanding the foregoing, the aggregate principal amount of any Call Debentures (as defined below) purchased (or exercised for purchase under Section
4.4 below) by the Purchaser pursuant to the Call (as defined below) shall be subtracted from the aggregate principal amount of Put Debentures that may be sold pursuant to this provision. In connection with any Put exercise, the Purchaser shall also receive without additional consideration, on a pro rata basis, warrants in the same form as the Warrants to purchase an aggregate number of shares of Common Stock equal to 5% of the principal amount of Put Debentures divided by the applicable Put/Call Conversion Price (the "Put Warrants"), provided that (1) the Put Warrants shall have a term of 48 months, and (2) the exercise price of the Put Warrants shall initially equal 115% of the Put/Call Conversion Price.

          (b) The Put must be exercised by the Company by written notice to the Purchaser (the "Put Notice"), which must be sent no later than 5 Trading Days after the occurrence of the condition set forth in Section 4.3(a) above. The Put Notice shall set forth the date (the "Put Closing Date") of the transaction contemplated by Section 4.3(a) above (the "Put Closing") which shall be no sooner than 5 Trading Days but no more than 10 Trading Days following the date of the Put Notice, subject to the conditions set forth below.

          (c) The obligation of the Purchaser to purchase the Put Debentures is subject to the following conditions, which may be waived by the Purchaser:

               (i) No Event of Default, or any event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, shall have occurred with respect to any Debenture or Call Debenture.

               (ii) The Company shall not be in breach with respect to any representation, warranty or covenant contained in any of the Transaction Documents.

               (iii) The closing conditions set forth in Section 4.2, including, without limitation, the issuance of a satisfactory legal opinion and the issuance of the Put Debentures and Put Warrants, shall have been satisfied, mutatis mutandis with respect to the Put Debentures and Put

          Warrants as if the Closing Date as such term is used therein was the Put Closing Date.

               (iv) If the Put Closing is to take place on or after the Effectiveness Deadline (as defined in the Registration Rights Agreement), there shall be Effective Registration (as defined in
          Section 3.1 above) on the Put Closing Date and for the Trading Days between delivery of the Put Notice and the Put Closing Date.

          (d) The number of shares issuable upon conversion of the Put Debentures, when added to (i) the number of shares of Common Stock previously issued to Purchaser upon exercise of the Warrants or on conversion or payment of the Debentures; (ii) the number of Warrant Shares issuable upon exercise of the Warrants (without regard to any limitations on ownership set forth therein or in this Agreement); and (iii) the number of Common Shares issuable upon conversions of the Debentures (based on the lowest conversion price applicable and without regard to any limitations on ownership set forth therein or in this Agreement), shall not exceed the 20% Cap.

     Section 4.4 Purchaser Call Rights.

          (a) Subject to Section 4.5 below, at any time or times during Put/Call Period, if the average VWAP over any five (5) consecutive Trading Days exceeds $25.00 (as may be adjusted for subsequent stock splits, reverse splits, stock dividends and similar events, but not adjusted for any reduction in the Conversion Price due to the Company's issuance or sale of any Common Stock or securities which are convertible into or exchangeable for Common Stock, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of Common Stock at a Per Share Selling Price less than the Conversion Price on the Adjustment Date), then the Purchaser shall have the option (the "Call") to purchase an additional tranche consisting of at least $1,000,000 but no more than $3,750,000 aggregate principal amount of Debentures (the "Call Debentures") containing the same terms as the Debentures, for an aggregate Purchase Price equal to the principal amount of Call Debentures being purchased, provided that (1) the initial Conversion Price for such Call Debentures shall be equal to the Put/Call Conversion Price, (2) the ten monthly installments of principal payments under such Call Debenture shall commence on the first anniversary of the Call Closing Date (as defined below), and (3) the initial payment of interest thereon shall be due on the first Interest Payment Date following the issuance of the Debenture. Notwithstanding the foregoing, the aggregate principal amount of any Put Debentures actually purchased (or exercised for sale under Section 4.3 above) by the Purchaser pursuant to the Put shall be subtracted from the aggregate principal amount of Call Debentures that may be purchased pursuant to this provision. In connection with any Call exercise, the Purchaser shall also receive without additional consideration, warrants in the same form as the Warrants to purchase an aggregate number of shares of Common Stock equal to 5% of the principal amount of Call Debentures divided by the applicable Put/Call Conversion Price (the "Call Warrants"), provided that (1) the Call Warrants shall have a term of 48 months, and (2) the exercise price of the Call Warrants shall initially equal 115% of the Put/Call Conversion Price.

          (b) The Call Right must be exercised by the Purchaser by written notice (the "Call Notice") after the occurrence of the condition set forth in
Section 4.4(a) above. The Call Notice shall set forth the date (the "Call Closing Date") of the transaction contemplated by Section 4.4(a) above (the "Call Closing") which shall be no sooner than 5 Trading Days but no more than 10 Trading Days after the date of the Call Notice, subject to the conditions set forth below.

          (c) The obligation of the Purchaser to purchase the Call Debentures is subject to the following conditions, which may be waived by the Purchaser:

               (i) No Event of Default, or any event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, shall have occurred with respect to any Debenture or Put Debenture.

               (ii) The Company shall not be in breach with respect to any representation, warranty, or covenant contained in any of the Transaction Documents.

               (iii) The closing conditions set forth in Section 4.2, including, without limitation, the issuance of a satisfactory legal opinion and the issuance of the Call Debentures and Call Warrants, shall have been satisfied, mutatis mutandis with respect to the Call Debentures and Call Warrants as if the Closing Date as such term is used therein was the Call Closing Date.

          (d) The number of shares issuable upon conversion of the Call Debentures, when added to (i) the number of shares of Common Stock previously issued to Purchaser upon exercise of the Warrants or on conversion or payment of the Debentures; (ii) the number of Warrant Shares issuable upon exercise of the Warrants (without regard to any limitations on ownership set forth therein or in this Agreement); and (iii) the number of Common Shares issuable upon conversions of the Debentures (based on the lowest conversion price applicable and without regard to any limitations on ownership set forth therein or in this Agreement), shall not exceed the 20% Cap.

     Section 4.5 Termination of Put/Call Period. If at any time during the Put/Call Period, the daily VWAP exceeds 130% of the Adjusted Closing Conversion Price for 20 consecutive Trading Days, then (i) the Put/Call Period with respect to the Purchaser's Call shall expire at the close of business on the 5th Trading Day following such 20th Trading Day, and (ii) if the Purchaser does not exercise its Call in full, the Put/Call Period with respect to the Company's Put shall expire at the close of business on the 10th Trading Day following such 20th Trading Day. Following the expiration of the Put/Call Period with respect to the Purchaser or the Company, the Purchaser's Call or the Company's Put, as applicable, to the extent not previously exercised, shall terminate and thereafter be null and void and unexercisable.

     Section 4.6 Mutatis Mutandis. All terms, covenants, agreements and conditions contained in this Agreement shall apply mutatis mutandis to the Put Debentures, Put Warrants, Call Debentures, Call Warrants, Put Closing and Call Closing in the same manner as the Debentures, Warrants and Closing, respectively, and each of the representations and warranties contained herein shall be deemed made as of any Put Closing Date and Call Closing Date in addition to the Closing Date. Notwithstanding the above, the representations, warranties and covenants of the Purchaser contained in Section 2.2(f) above shall not be applicable in any respect to the Put Warrants and Put Closing, or the Call Warrants and Call Closing.

     Section 4.7 Put and Call Closings. On any Put Closing Date and/or Call Closing Date, the Company shall deliver to the Purchaser (x) the Put Debentures and Put Warrants, or Call Debentures and Call Warrants, as the case may be, representing the aggregate debentures and warrants purchased hereunder by the Purchaser at the Put Closing or Call Closing, as the case may be, in each case registered in the name of the Purchaser or its nominee and in such denominations as reasonably requested by the Purchaser, and the Purchaser shall deliver to the Company the Purchase Price for such Put Debentures and Put Warrants, or Call Debentures and Call Warrants, as the case may be, by wire transfer in immediately available funds to an account designated in writing by the Company.

                                    ARTICLE 5
                                Legend and Stock

     The Company will issue one or more certificates representing the Debentures and the Warrants in the name of the Purchaser and in such denominations to be specified by the Purchaser prior to (or from time to time subsequent to) Closing. Each certificate representing the Debentures and the Warrants and any shares of Common Stock issued upon conversion or exercise thereof initially shall be stamped or otherwise imprinted with a legend substantially in the following form:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE TRANSFERRED, ASSIGNED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED BECAUSE OF AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

     The Company agrees to reissue Debentures and reissue or issue Warrants, as the case may be, without the legend set forth above at such time as (i) the holder thereof is permitted to dispose of such Debentures and/or Warrants and Common Stock issuable upon conversion or exercise thereof pursuant to Rule 144 under the Securities Act, or (ii) such Debentures and/or Warrants are sold to a purchaser or purchasers who (in the opinion of counsel to the seller or such purchaser(s), in form and substance reasonably satisfactory to the Company and its counsel) are able to dispose of such shares publicly pursuant to an Effective Registration or exemption.

     Prior to the Registration Statement (as defined in the Registration Rights Agreement) being declared effective, any Common Shares issued pursuant to conversion of Debentures or Warrant Shares or Common Shares issued upon exercise of the Warrants shall bear a legend in the same form as the legend indicated above. Upon such Registration Statement becoming effective, or Rule 144 under the Securities Act becoming available the Company agrees to promptly, but no later than three (3) Trading Days thereafter, issue new certificates representing such Common Shares and Warrant Shares without such legend. Any Common Shares issued pursuant to conversion of Debentures or shares of Common Stock issued upon exercise of the Warrants after the Registration Statement has become effective shall be free and clear of any legends, transfer restrictions and stop orders. Notwithstanding the removal of such legend, the Purchaser agrees to sell the Common Shares and Warrant Shares represented by the new certificates in accordance with the applicable prospectus delivery requirements (if copies of a current prospectus are provided to the Purchaser by the Company) or in accordance with an exemption from the registration requirements of the Securities Act.

     Nothing herein shall limit the right of any holder to pledge these securities pursuant to a bona fide margin account or lending arrangement.

                                    ARTICLE 6
                                   Termination

     Section 6.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Purchaser.

     Section 6.2 Other Termination. This Agreement may be terminated by action of the Board of Directors of the Company or by the Purchaser at any time if the Closing shall not have been consummated by the third business day following the date of this Agreement; provided, however, that the party (or parties) prepared to close shall retain its (or their) right to sue for any breach by the other party (or parties).

                                    ARTICLE 7
                                  Miscellaneous

     Section 7.1 Stamp Taxes. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Securities and the shares of Common Stock issued upon conversion or exercise thereof.

     Section 7.2 Specific Performance; Consent to Jurisdiction; Jury Trial.

          (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Debentures, the Registration Rights Agreement and the Warrants were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

          (B) THE COMPANY AND THE PURCHASER (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, THE DELAWARE STATE COURTS AND OTHER COURTS OF THE UNITED STATES SITTING IN THE STATE OF DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANY AND THE PURCHASER CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

          (C) EACH OF THE COMPANY AND THE PURCHASER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

     Section 7.3 Entire Agreement; Amendment. This Agreement, together with the Registration Rights Agreement, the Warrants, the Debentures and the agreements and documents executed in connection herewith and therewith, contains the entire understanding of the parties with respect to the matters covered hereby and thereby, supercedes any prior understanding, memoranda or other written or oral agreements between or among any of them respecting the matters covered hereby and thereby and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended except by a written instrument signed by both the Company and the Purchaser. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

     Section 7.4 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing by mail, fax or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications are:

         to the Company:

                    Allied Research Corporation
                    8000 Towers Crescent Drive, Suite 260
                    Vienna, Virginia 22182
                    Attn: Charles A. Hasper

                      Phone: (703) 847-5268
                      Fax:   (703) 847-5334

          with copies to:

                      Baxter Baker Sidle Conn & Jones, P.A.
                      Suntrust Building, Suite 2100
                      120 East Baltimore Street
                      Baltimore, Maryland 21202
                      Attn:   James E. Baker, Jr., Esq.
                      Phone:  (410) 230-3800
                      Fax:    (410) 230-3801

          to the Purchaser:

                      Riverview Group, LLC
                      666 Fifth Avenue
                      New York, New York 10103
                      Attention: Dan Cardella
                      Phone:     (212) 841-4176
                      Fax:       (212) 841-6302

          with copies to:

                      Kleinberg, Kaplan, Wolff & Cohen, P.C.
                      551 Fifth Avenue, 18th Floor
                      New York, New York 10176
                      Attention: Stephen M. Schultz, Esq.
                      Phone:     (212) 986-6000
                      Fax:       (212) 986-8866

Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

     Section 7.5 Indemnity. In consideration of the Purchaser's execution and delivery of this Agreement and the Registration Rights Agreement and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its officers, managers, employees, members and direct or indirect investors and any of the foregoing persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate or document contemplated hereby or thereby,
(b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from (i) the execution, delivery, performance, breach by the Company or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or (iii) the status of the Purchaser or holder of the Securities as Purchasers in the Company, and (d) the enforcement of this Section. Notwithstanding the foregoing, Indemnified Liabilities shall not include any liability of any Indemnitee to the extent it arises out of such Indemnitee's willful misconduct, gross negligence, or fraudulent action(s). To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 7.5 shall be the same as those set forth in
Section 6 (other than Section 6(b)) of the Registration Rights Agreement, including, without limitation, those procedures with respect to the settlement of claims and Company's right to assume the defense of claims.

     Section 7.6 Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     Section 7.7 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     Section 7.8 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The parties hereto may amend this Agreement without notice to or the consent of any third party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (which consent may be withheld for any reason in its sole discretion). The Purchaser may not assign this Agreement (in whole or in part) or any rights or obligations hereunder without the consent of the Company (which shall not be unreasonably withheld), except that the Purchaser may assign its rights hereunder in connection with an assignment of Debentures or Warrants (in accordance with the respective terms thereof); provided that: (i) the Purchaser may not assign Debentures in an amount less than $500,000 in principal amount, and (ii) any transferee of Debentures or Warrants must agree in writing to be bound by the applicable terms of the Transaction Documents.

     Section 7.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

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     Section 7.10  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED ENTIRELY THEREIN.

     Section 7.11 Survival. The representations, warranties, agreements and covenants of the Company and the Purchaser contained herein shall survive the Closing.

     Section 7.12 Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

     Section 7.13 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchaser without the express written agreement of the Purchaser, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed herewith to the Purchaser and any public announcement including the name of the Purchaser to the Purchaser, reasonably in advance of the release of such announcements.

     Section 7.14 Like Treatment of Holders; Redemption. Neither the Company nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for the redemption or conversion of Debentures or exercise of the Warrants, or otherwise, to any holder of Debentures or Warrants, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Debenture or this Agreement or the Registration Rights Agreement or the Warrants, unless such consideration is required to be paid to all holders of Debentures and Warrants bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Debentures or Warrants for redemption, conversion or exercise. The Company shall not, directly or indirectly, redeem any Debentures or Warrants unless such offer of redemption is made pro rata to all holders of Debentures or Warrants, as the case may be, on identical terms.

     Section 7.15 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

     Section 7.16 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, wherever the Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, the Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

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

     Section 7.17 Obligations Absolute. The Company's obligations under the Transaction Documents are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction.

                            [Signature Page Follows]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                            COMPANY:

                                            ALLIED RESEARCH CORPORATION


                                            By: ____________________________
                                                  Name:
                                                  Title:


                                            PURCHASER:

                                            RIVERVIEW GROUP, LLC


                                            By: ____________________________
                                                  Name:
                                                  Title:

        Signature page to Allied Research Corporation Purchase Agreement

                             EXHIBITS AND SCHEDULES

Exhibit 1.1A                Form of Debenture

Exhibit 1.1B                Form of Warrant

Schedule 2.1(a)             List of Subsidiaries

Schedule 2.1(c)             Capitalization

Schedule 2.1(c)(i)          Capitalization

Exhibit 2.1(c)(i)           Certificate of Incorporation of the Company

Exhibit 2.1(c)(ii)          By-Laws of the Company

Schedule 2.1 (s)(i)         Outstanding securities entitled to registration
                            rights

Schedule 2.1 (s)(ii)        Outstanding securities affected by the issuance of
                            Debentures, etc.

Schedule 2.1(aa)            Real Property

Schedule 2.1(dd)            MFN and Variable Rate Transactions

Schedule 3.12(a)            Permitted Liens

Schedule 3.16               Press Release

Exhibit 4.2(d)              Opinion of Company Counsel

Exhibit 4.2(e)              Registration Rights Agreement

Schedule 4.2(g)             Officer's Certificate